UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

GOGO INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GOGO INC. 105 Edgeview Dr., Suite 300 Broomfield, Colorado 80021

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2025

May 16, 2025

Dear Fellow Stockholder:

This supplement (the “Supplement”) relates to the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Gogo Inc. (the “Company”) with the Securities and Exchange Commission relating to the Company’s annual meeting of stockholders to be held on June 12, 2025 (the “Annual Meeting”). Except as specifically discussed herein, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

PROPOSAL 1:

Election of Directors

Substitute Nominee for Election as Class III Director

On May 12, 2025, Michael Abad-Santos gave notice of his intent to resign as a Class III director of the Company’s board of directors (the “Board”), effective, immediately. His resignation was not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 12, 2025, the Board appointed Christopher J. Moore as a Class III director, effective immediately and simultaneous with his resignation as a Class II director, and also nominated him as a nominee for election at the Annual Meeting, as a substitute nominee in place of Mr. Abad-Santos. Biographical and other information regarding Mr. Moore may be found in the Proxy Statement. In connection with Mr. Abad-Santos’ departure, and in light of the previously announced departures of Robert L. Crandall and Christopher D. Payne at the Annual Meeting, the Board has also resolved to decrease the size of the Board to eight directors effective immediately after the Annual Meeting, which it believes is currently an appropriate size for its effective functioning.

The Proxy Statement provides that if any nominee for any reason is unable to serve or will not serve, your proxy may be voted for a substitute nominee designated by the Board as the proxy holders may determine. Accordingly, shares represented by proxies voted for Mr. Abad-Santos will be voted for Mr. Moore. The proxy card or voting instruction form distributed with the Proxy Statement remains valid and will not be changed. Stockholders who have already returned their proxy card or provided voting instructions do not need to take any action, unless they wish to change or revoke their vote or voting instructions. Stockholders who have not yet voted and wish to cast a vote with respect to the election of Mr. Moore as a Class III director nominee, or who wish to change or revoke their vote or voting instructions, should fill out their proxy card or voting instruction forms as if they are voting with respect to the election of Mr. Abad-Santos.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE TWO NOMINEES FOR CLASS III DIRECTOR.